EXHIBIT 99.1

CONTACT:
Tyler Painter	De Anna Mekwunye
Wind River	Wind River
Treasurer & Senior Director, Investor Relations	Senior Analyst, Investor Relations
+1.510.749.2551	+1.510.749.2172
tyler.painter@windriver.com	deanna.mekwunye@windriver.com

FOR IMMEDIATE RELEASE

Wind River to Present at Upcoming Financial Conferences

Company Reiterates Second Quarter and Fiscal-Year Guidance

ALAMEDA, Calif., August 2, 2005— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced participation in three upcoming financial conferences. The company reiterated guidance for the second quarter ended July 31st 2005, and fiscal year ending January 31, 2006.

Upcoming events with the financial community:

•	RBC Capital Markets 2005 North American Technology Conference

Four Seasons Hotel, San Francisco, CA

August 3, 2005, 8:30 a.m. Pacific Time

Presenter: Ken Klein, President & CEO

•	2005 Pacific Crest Technology Forum

Sonnenalp Resort, Vail, CO

August 9, 2005, 1:00 p.m. Mountain Time

Presenter: Mike Zellner, Chief Financial Officer

•	CIBC World Markets Annual Enterprise Software Conference

New York Palace Hotel, New York, NY

August 11, 2005, 8:55 a.m. Eastern Time

Presenter: Mike Zellner, Chief Financial Officer

•	Fiscal Q2 Earnings Conference Call

August 23, 2005, 2:00 p.m. Pacific Time

Dial-in number: 1-800-399-5927 or 1-706-643-3427

A live audio web-cast of the of the above events will be available at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-irhome

Financial Outlook

The following statements regarding our outlook for the second quarter of fiscal year 2006, fiscal year 2006, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure (Reg FD), Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls.

Management reiterated guidance originally provided on May 25, 2005 for the second quarter, ended July 31st 2005 and fiscal year ending January 31, 2006.

Second Quarter Outlook:

•	Revenue expected to be within, or slightly above, the guided range of $64 million to $65 million.
•	Earnings per share expected to be within the guided range of $0.04 to $0.05 on a GAAP basis and $0.05 to $0.06 on a Non-GAAP basis.

•	Similar to the second quarter last year, strong production license business is expected to benefit reported revenue in the quarter while the company’s seasonally slower subscription business is expected to result in a slight sequential decrease in deferred revenue.

Fiscal-Year Outlook:

•	Revenue expected to be within the guided range of $267 to $270 million.
•	Earnings per share expected to be within the guided range of $0.26 to $0.28 on a GAAP basis and $0.28 to $0.30 on a Non-GAAP basis.

Management intends to provide guidance for the third quarter on the Fiscal Q2 Earnings Conference Call scheduled for August 23, 2005.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company enables customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River provides non-GAAP net income per share as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for GAAP and may be materially different from non-GAAP measures used by other companies. The non-GAAP earnings per share forecast for the three-month period ending July 31, 2005 and the twelve-month period ending January 31, 2006 was computed by adjusting GAAP earnings per share to exclude potential restructuring charges, the potential impact of amortization associated with the acquisition of certain assets in the fiscal fourth quarter and other items. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Wind River’s management refers to this non-GAAP measure in making operating decisions because it provides meaningful information regarding Wind River’s operational performance. For example, the non-GAAP results are an indication of Wind River’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core business segment operational results. In addition, this non-GAAP financial measure facilitates management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. Wind River includes this non-GAAP financial measure because the company believes it is useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

This press release contains forward-looking statements, including those relating to deferred revenue, expected revenue, and earnings per share for the second quarter ending July 31, 2005 and expected revenue and earnings per share for the fiscal year ending January 31, 2006. Wind River is in the preliminary stages of closing its financial records for the quarter ended July 31, 2005. Accordingly, actual financial results for this period could be different than our estimates based on factors such as the risks associated with review of the results and preparation of quarterly financial statements, including review of transactions and consultation with our outside auditors. Words such as “expects” and “intends,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to the weakness in the economy generally or in the technology sector specifically, the success of Wind River’s implementation of its new and current business models, products and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of its customers to sell products that include the company’s software, the impact of competitive products and pricing, the success of the company’s strategic relationships, the impact of charges for restructuring and other costs and other risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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